Exhibit 99

News Release | Jan. 18, 2022

Wells Fargo & Company Announces Any and All Cash Tender Offer by Its Wholly-Owned Subsidiary

SAN FRANCISCO – Jan. 18, 2022 – Wells Fargo & Company (NYSE: WFC) today announced the commencement of a cash tender offer (the “Offer”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”), an indirect wholly-owned subsidiary of Wells Fargo & Company, to purchase any and all of the securities of Wells Fargo & Company listed in the table below (the “Securities”).

Title of Securities	CUSIP Number	Principal Amount Outstanding	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Bloomberg Reference Page	Hypothetical Tender Offer Consideration (1)(2)

3.45% Subordinated Notes due February 13, 2023	94974BFJ4	$2,000,000,000	+16 bps	1.375% U.S. Treasury Notes due February 15, 2023	FIT4	$1,028.33

(1)	Per $1,000 principal amount of Securities validly tendered (and not validly withdrawn) at or prior to the Expiration Date (as defined below).
(2)

The Hypothetical Tender Offer Consideration for the Securities excludes Accrued Interest (as defined below) and is based on the Reference Yield (as defined in the Offer to Purchase) of the U.S. Treasury Reference Security (as set forth in the table above) as of 5:00 p.m., New York City time, on Jan. 14, 2022 and an Initial Settlement Date (as defined below) of Jan. 25, 2022. The actual Reference Yield of the U.S. Reference Treasury Security will be determined by the Offeror as described in the Offer to Purchase.

The consideration offered per $1,000 principal amount of Securities validly tendered and accepted for purchase pursuant to the Offer shall be the tender offer consideration (the “Tender Offer Consideration”) determined in the manner described in the Offer to Purchase (as defined below) by reference to the fixed spread for the Securities, plus the yield to maturity based on the bid-side price of the U.S. Treasury Reference Security, as quoted on the Bloomberg Reference Page, at 2:00 p.m., New York City time, on Jan. 24, 2022. In addition, holders whose Securities are purchased in the Offer will receive accrued and unpaid interest in respect of their purchased Securities from the last interest payment date for the Securities to, but not including, the Initial Settlement Date (as defined below) for the Securities (“Accrued Interest”), payable on the Initial Settlement Date or the Guaranteed Delivery Settlement Date (as defined below), as applicable.

The Offer is being made pursuant to the Offer to Purchase dated today (the “Offer to Purchase”), which contains detailed information regarding the terms of the Offer. The Offer is set to expire at 5:00 p.m., New York City time, on Jan. 24, 2022, unless extended or earlier terminated (the “Expiration Date”). Upon the terms and subject to the conditions of the Offer, the settlement date is expected to be Jan. 25, 2022, or promptly thereafter (the “Initial Settlement Date”).

Securities may be tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. Upon the terms and subject to the conditions of the Offer, the settlement date for tenders pursuant to a related Notice of Guaranteed Delivery is expected to be Jan. 27, 2022, or promptly thereafter (the “Guaranteed Delivery Settlement Date”). The Accrued Interest payable on the Guaranteed Delivery Settlement Date will not include any interest for the period on or after the Initial Settlement Date.

© 2022 Wells Fargo Bank, N.A. All rights reserved. For public use.	NR-01-2022

Tenders of Securities pursuant to the Offer may be validly withdrawn at any time before the Expiration Date. Securities subject to the Offer may also be validly withdrawn at any time after the 60th business day after commencement of the Offer if for any reason the Offer has not been consummated within 60 business days after commencement.

The Offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The Offer is not conditioned upon the tender of any minimum principal amount of Securities. Subject to applicable law, Wells Fargo Securities may, in its sole discretion, waive any condition applicable to the Offer. Wells Fargo Securities may extend, terminate, withdraw, or otherwise amend the Offer in any respect.

Under certain conditions and as more fully described in the Offer to Purchase, Wells Fargo Securities may terminate the Offer before the Expiration Date.

The Offer is open to all registered holders of Securities. A beneficial owner of Securities that are held of record by a broker, dealer, commercial bank, trust company, or other nominee (each, a “Custodian”) must instruct such Custodian to tender such Securities on the beneficial owner’s behalf in a timely manner. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in an Offer.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D. F. King & Co., Inc. by telephone at 212-269-5550 (banks and brokers) or 1-800-967-4607 or e-mail at wfc@dfking.com. Questions regarding the Offer may be directed to Wells Fargo Securities at 704-410-4759 or collect at 1-866-309-6316 or e-mail at liabilitymanagement@wellsfargo.com.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: www.dfking.com/wfc.

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. The Offer is being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offer is not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. None of Wells Fargo Securities, Wells Fargo & Company, the Tender Agent, the Information Agent, the trustee, the paying agent or any of their respective affiliates or boards of directors makes any recommendation in connection with the Offer. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers, and other information applicable to the Offer.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories.

Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo.

Contact Information

Media

Beth Richek, 704-374-2545

Beth.Richek@wellsfargo.com

Investor Relations

2      Jan. 18, 2022  |  News Release

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CF

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3      Jan. 18, 2022  |  News Release